Exhibit (p)(xvi)

Thomas Weisel Asset Management LLC

Timberline Asset Management LLC

CODE OF ETHICS

April 30 2012

1

Thomas Weisel Asset Management LLC

Timberline Asset Management LLC

CODE OF ETHICS

TABLE OF CONTENTS

I.	INTRODUCTION	1

II.	DEFINITIONS	1

III.	LEGAL REQUIREMENT	2

IV.	GENERAL PRINCIPLES	3

V.	SUBSTANTIVE RESTRICTIONS	3

VI.	PRECLEARANCE AND REPORTING	5

VII.	MONITORING AND ENFORCEMENT	7

VIII.	REPORTS TO ADVISORY CLIENT BOARD	8

IX.	RECORD KEEPING	8

	SCHEDULE I	9
	EXHIBIT A	10
	EXHIBIT B	11
	EXHIBIT C	12
	EXHIBIT D	13
	EXHIBIT E	14
	EXHIBIT F	15

I

Thomas Weisel Asset Management LLC

Timberline Asset Management LLC

CODE OF ETHICS

Governing the Purchase and Sale of Securities

I.             Introduction

This Code of Ethics (this “Code”) sets forth the policies and procedures of Thomas Weisel Asset Management LLC and Timberline Asset Management LLC (together, the “Company”) governing the purchase and sale of securities.  These policies and procedures are mandatory and are designed to protect the business interests of the Company.  This Code is adopted pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Rule 204A-1”).

II.            Definitions

1.             “Access Person” - means the individuals set forth on Schedule I  hereto, as such schedule  may be amended from time to time and any other individual who are any of the following: a director of the Company or an employee who, in connection with his or her regular functions or duties, makes, participates in, or has the ability to obtain information regarding the purchase or sale of a Covered Security by an Advisory Client of the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales.  In addition, any individual in a control relationship to the Company who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of Covered Securities is also an “Access Person.”

2.             “Act” - means the Investment Company Act of 1940, as amended.

3.             “Advisory Client” means any person to whom the Company provides investment advisory services for compensation.

4.             “Beneficial Ownership” means, with respect to a security,  having a direct or indirect pecuniary interest in such security. For purposes of this Code, Beneficial Ownership shall be interpreted in accordance to Rule 204A-1(e)(3) under the Act.   For the avoidance of doubt, Beneficial Ownership is presumed where securities and accounts are held in the name of a spouse or domestic partner or any other family member living in the same household, including but not limited to children, parents, grandparents and siblings.  Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

5.             “Code” - shall have the meaning set forth in the Introduction.

6.             “Company” - shall have the meaning set forth in the Introduction.

7.             “Compliance Officer” - means Rita Kazembe, or any person so designated by the Company from time to time.

8.             “Confidential Information” - means information derived from any source (whether in the course of employment with the Company or otherwise) that is not known to have been publicly disseminated, e.g. disclosed in a press release, a major news publication, or public disclosure documents such as prospectuses or other materials sent to investors or potential investors.

9.             “Covered Security” — means any security as defined in Rule 202 (a)(18) under the Act, but excluding (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements,  (c) shares of open-end investment companies (mutual funds) not advised or sub-advised by the Company or an affiliate, and (d) Exchange Traded Funds (“ETFs”) based on a broad-based securities index;

10.          “Employee” - means any officer or employee of the Company, including consultants and temporary persons employed longer than one month.

11.          “Initial Public Offering” — means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, immediately before the registration.

12.          “Investment Personnel” or “Investment Person”  - means (a) any Employee, or any employee of any company  that has  a control relationship to the Company, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Advisory Client; or (b) any natural person who controls the Company and who obtains information concerning recommendations made to an Advisory Client regarding the purchase or sale of securities.

13.          “Limited Offering” - means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Sections 4(2),  4(6) or  Rules 504,  505, or  506 under  the Securities Act.

14.          “Portfolio Manager” — means those Employees authorized to make investment decisions on behalf of an Advisory Client.

15.          “Security held” or “to be acquired” — means any Covered Security or any option to purchase or sell, and any security convertible into or exchangeable for such Covered Security that, within the most recent 15 days (i) is or has been held by an Advisory Client in an account managed by the Company, or (ii) is being considered by an Advisory Client or by the Company for purchase by an Advisory Client..

16.          “Supervised Person” — means any person who has access to non-public information regarding Advisory Client purchases and sales of securities.

III.          Legal Requirement

Rule 204A-1 requires each Supervised Person to report to the Compliance Officer their respective:

1.             annual holdings, and

2.             quarterly transaction reports.

Rule 204A-1 also requires all Supervised Persons to comply with all applicable Federal securities laws, and to promptly report any violation of this Code to the Compliance Officer or his/her designee.

IV.          General Principles

Who is Covered by These Requirements?

All directors and Employees of the Company and members of their immediate families who reside in their household are subject to the Company’s policies and procedures on personal securities transactions.  Also covered are all securities and accounts in which a director or Employee has beneficial ownership.

Pre-Clearance.  All Employees must obtain approval for each personal securities transaction from the Compliance Officer prior to executing the personal trade.

The Company and each of its Access Persons will be governed by the following principles.

1.             No Access Person or Supervised Person will engage in any act, practice or course of conduct that would violate the provisions of Rule 204(A)-l.

2.             The interests of the Company’s Advisory Clients are paramount and come before the interests of any Access Person or Employee.

3.             Personal investing activities of all Access Persons and Employees will be conducted in a manner that will avoid actual or potential conflicts of interest with the Company’s Advisory Clients.

4.             Access Persons or Employees will not use such employment positions, or any investment opportunities presented by virtue of such employment positions, to the detriment of the Company’s Advisory Clients.

5.             Access Persons or Employees may not use proprietary information for their own benefit or for the benefit of any party other than the Advisory Client.  Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Company, its clients and the Employee who breached the confidence.

In addition to any restrictions set forth herein, as a subsidiary of Stifel Financial Inc, no Employees in any security that is then listed on the Stifel Financial — Capital Markets Daily Restricted List, as provided by Compliance on a daily basis.

V.            Substantive Restrictions

1.             The price paid or received by an Advisory Client for any Covered Security should not be affected by the buying or selling of an interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  To that end:

A.            No Access Person may buy or sell a Covered Security within one business day before or after such Advisory Client trades in the Covered Security.

B.            An Investment Person may not buy or sell a Covered Security within seven calendar days before or after such Advisory Client trades in the Covered Security.

C.            Employees are prohibited from effecting personal securities transactions involving a Covered Security on a day that any Advisory Client has a pending buy or sell order in that same Covered Security.

D.            Not withstanding A, B and C above, an Access Person may sell a Covered Security the same day such client sells said Covered Security, provided that such client’s order to sell Covered Security is fully executed and such client is no longer a position holder of said Covered Security.

E.            The foregoing restrictions will not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

(1)   reinvestment of dividends pursuant to a plan;

(2)   transactions in accounts as to which an Access Person has no investment control;

(3)   transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following that are unaffiliated with the Company:  a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

a.     The terms of the account agreement (“Agreement”) must be in writing and filed with the Compliance Officer prior to any transactions;

b.     Any amendment to such Agreement must be filed with the Compliance Officer prior to its effective date; and

c.     Such Agreement must require the account manager to comply with the reporting provisions of Section VI of this Code.

F              All Covered Securities must be held for 10 days unless the security is down 10% from the purchase price.

G.            The Compliance Officer, at his or her discretion, reserves the right to waive the foregoing restrictions in sub-paragraphs (A), (B), (C) and (E) so long as such waiver does not violate the spirit of this Code.

2.             No Investment Person may, without first obtaining approval from the Compliance Officer, directly or indirectly acquire Beneficial Ownership of any securities issued as part of an Initial Public Offering or a Limited Offering.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client and whether the opportunity is being offered to such Investment Person because of his or her position.  Any such Investment Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in an Advisory Client’s consideration of an investment in such issuer.  Any decision to acquire such issuer’s securities on behalf of an Advisory Client will be subject to review by Investment Persons with no personal interest in the issuer.

3.             Investment Personnel must not accept gifts, other than de minimis gifts, from persons doing business with or on behalf of the Company.  In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the NASD from time to time (which is currently $100).

4.             Any profits derived from securities transactions in violation of paragraphs 1 or 2 of this Section V, will be forfeited and donated to a charity designated by the Company.  Gifts accepted in violation of paragraph 3 of this Section V will be forfeited, if practicable, and/or dealt with in any manner determined appropriate by the Compliance Officer.

VI.          Preclearance and Reporting.

1.             Preclearance.  Each Access Person will obtain pre-clearance from the Compliance Officer for all personal securities transactions in Covered Securities.  However, acquisition of ownership interests in TWPG or any affiliates acquired as part of or pursuant to such person’s employment terms does not need to be pre-cleared. Once obtained, pre-clearance is valid only for the day on which such pre-clearance is granted. A sample preclearance form is attached hereto as Exhibit A.

Private investments by Supervised Persons may only be made with the prior consent of the compliance department.   Private investments include, but are not limited to, hedge funds and any private business investment, including family businesses in which such Supervised Persons acquire equity, make a loan or execute a promissory note. A preclearance form is attached hereto as Exhibit F.

2.             Initial Holdings Report.  Within 10 days of commencement of employment with the Company or otherwise assuming the status of an “Access Person,” and annually thereafter, each Access Person will disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities.  A form of this report is attached hereto as Exhibit B.  Information to be reported includes:

A.            title, number of shares, symbol/cusip, type of security and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership interest when the person became an Access Person;

B.            name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

C.            the date the report is submitted by the Access Person.

3.         Confirmations and Statements.  Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest will arrange for his broker to mail or furnish directly to the Company’s compliance department, at the same time they are mailed or furnished to such Access Person, (a) duplicate copies of such brokers’ advice covering each transaction in Covered Securities in such account and (b) copies of periodic statements with respect to the account. A sample letter is attached hereto as Exhibit C.

4.             Quarterly Transaction Report.  Unless the following information would duplicate information provided pursuant to paragraph 3, above, each Access Person will report to the Compliance Officer within 30 days of the end of each calendar quarter the information listed below (a form of which is attached hereto as Exhibit D):

A.            With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1)   the date of the transaction, the title, ticker/cusip, type of security, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)   the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)   the price of the Covered Security at which the transaction was effected;

(4)   the name of the broker, dealer or bank with or through which the transaction was effected; and

(5)   the date that the report is submitted by the Access Person.

B.            With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)   the name of the broker, dealer or bank with whom the Access Person established the account;

(2)   the date the account was established; and

(3)   the date that the report is submitted by the Access Person.

C.            The information required in sub-paragraphs (A) and (B) above for any of the following persons who obtain information concerning securities recommendations being made by the Company prior to the effective date of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the Company, and (ii) any affiliated person (as defined in Section 2(a)(3) of the Securities Act) of such controlling person.

D.            A quarterly certification which reports:

1.     Every gift of securities received during the calendar quarter.

2      Every private placement transaction in which they participated during the calendar quarter.

5.             Annual Holdings Report.  Each Access Person will report annually, within 30 days of the close of each calendar year, the following information, which must be current as of December 31 of such year (a form of this report is attached hereto as Exhibit B):

A.            The title, symbol/cusip, type of security, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

B.            The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

C.            The date the report is submitted.

6.             Exceptions from Reporting Requirements.  A person need not submit reports pursuant to this Section VI with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control, or with respect to any equity interest in TWPG or its affiliates acquired as part of or pursuant to such person’s employment terms.

7.             Notification and Annual Assurances.  Promptly after the adoption of this Code, or promptly after a person becomes an Access Person, the Compliance Officer will notify each Access Person that he or she is subject to the reporting requirements of this Code, and will deliver a copy of this Code to each Access Person.  The Compliance Officer will obtain annually written assurances from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements. A sample form is attached hereto as Exhibit E.

8.             Disclaimer of Beneficial Ownership.  Any report required to be submitted pursuant to this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

VII.         Monitoring and Enforcement

1.             The Compliance Officer will develop and implement procedures by appropriate management or compliance personnel to review reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons that are otherwise prohibited.

2.             The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may impose penalties or fines, decrease your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the forgoing.

3.             Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.

4.             Each Employee is required to report any violations of this Code promptly to the Compliance Officer or his or her designee.

VIII.       Reports to Advisory Client Board

1.             The Company will report in writing to the board of directors/trustees of a registered investment company at least annually regarding the following matters if not previously reported.

A.        Issues arising under the Code, including material violations of the Code, violations that, in the aggregate, are material, and any sanctions imposed;

B.        Significant conflicts of interest involving the personal investment policies of the Company even if they do not involve a violation of the Code; and

C.        The results of monitoring the personal investment activities of Access Persons in accordance with the procedures referred to in Section VII hereof.

Each such report will certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

IX.          Record Keeping

1.             The Company will maintain the following records at its principal offices:

A.        The Code, any amendments hereto, any related procedures, and any other code that has been in effect during the past five years will be maintained in an easily accessible place;

B.        A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.        A copy of each report under the Code by (or duplicate brokers’ advice and periodic statements for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

D.        A record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section VI, to be maintained in an easily accessible place;

E.        A copy of each report under Section VIII to an advisory client board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

F.         A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Schedule I

Access Persons

Persons that are subject to the Code — 03/01/2012

Thomas Weisel(1)

Paul Slivon(1)

Mark Fisher

Michael Chien

Shaugn Stanley

Kenneth Korngiebel, CFA(1), (2)

Henri Moudi, CFA(2)

Steve Brase

Baiba McGibben

Michael O’Leary

Kimberly Ng

Cindi Perez

Theodore Wendell, CFA(2)

J. Michael Kosicki, CFA(2)

John Y. Liu, CFA(2)

Jeff Yamin

Jena Robinson

Hanson Wong

Rita Kazembe

Amy Kaspar

(1)           Member, Board of Managers

(2)           Portfolio Manager

EXHIBIT A

Thomas Weisel Asset Management LLC

Timberline Asset Management LLC

(the “Company”)

PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

Personal Account Trade Form

Stock Information:
Stock Symbol: Company Name:	Position: ☐ BUY ☐ SELL ☐ SHORT If Buying/Selling Options:
	☐ Put	☐ Call
PCD Employee:	☐ Open	☐ Close
☐ Yes ☒ No

Comments:

Broker Information:

Select or type the name of the broker being used for this transaction:

If you are executing the same security with more than one broker, please select or type the name of the second broker:

I hereby certify that I am familiar with the Company’s Code of Ethics, and that this transaction complies in all material respects to the Company’s policies.  I am not aware of any material, non-public information concerning this issuer or the market for its securities, or any pending plans or consideration to purchase these securities for the Company’s clients.

Submit   Close   Print View

EXHIBIT B

Thomas Weisel Asset Management LLC

TIMBERLINE Asset Management LLC

Initial/Annual Securities Holding Report

This form must be completed by each Access Person within 10 days of becoming an Access Person and within 30 days after the end of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security Name	Symbol/CUSIP	Type of Security	No. of Shares	Principal Amount	Broker/ Dealer or Bank Through Whom Account is Held

The chart above (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, (iii) excludes interests in Thomas Weisel Partners Group, Inc. and its affiliates acquired as part of or pursuant to my employment terms, and (iv) is not an admission that I have or had any direct or indirect Beneficial Ownership in the Covered Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Covered Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

Name:

EXHIBIT C

SAMPLE LETTER TO SEND TO YOUR BROKER

TO REQUEST DUPLICATE ACCOUNT INFORMATION

[Broker-Dealer Name]

[Broker-Dealer Address]

RE:  Account Number(s)

Dear [Broker]:

Please send a duplicate copy of all trade confirmations and the monthly statements relating to the account(s) listed above to:

Thomas Weisel Partners Group, Inc.

One Montgomery Street

Suite 3700

San Francisco, CA 94104

Attn: Compliance Dept.

Very truly yours,

[Employee Name]

EXHIBIT D

Thomas Weisel Asset Management LLC

TIMBERLINE Asset Management LLC

Quarterly Securities Transaction Report

For the Calendar Quarter Ended

This form must be completed by each Access Person
within 30 days of the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership:

Security Name & Symbol/CUSIP	Type of Security	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

☐  Please check box if you did not have a reportable transaction for this reporting quarter.

This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities transactions in securities which are not Covered Securities, (iii) excludes interests in Thomas Weisel Partners Group, Inc. and its affiliates acquired as part of or pursuant to my employment terms, and (iv) is not an admission that I have or had any direct or indirect Beneficial Ownership in the Covered Securities listed above.

During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Covered Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

Name:

EXHIBIT E

Thomas Weisel Asset Management LLC

TIMBERLINE Asset Management LLC

(the “Company”)

Annual Certification of Compliance

This form must be completed by each Access Person within 10 days of becoming an Access Person, within 10 days after the distribution of every revised Code and within 30 days after the end of each calendar year thereafter.

I hereby acknowledge receipt of the Code of Ethics (the “Code”) applicable to the Company.  I hereby certify that I (i) recently have read/re-read the Code (including any updates thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print or type clearly)

Signature:

Date:

EXHIBIT F

Thomas Weisel Asset Management LLC

TW Asset Management LLC

(the “Company”)

OUTSIDE PRIVATE INVESTMENTS & EMPLOYMENT ACTIVITIES

This form must be completed and approved prior to the employee engaging in any outside private investment business activity

An employee desiring permission to be involved in a private investment/business activity outside of the Company must complete this form and obtain initial approval from their immediate supervisor and final approval/denial from the Compliance Department.

GENERAL INFORMATION

Details regarding my request for approval to engage in an outside private investment and/or business activity are as follows:

1.              Name of Investment/Business:

2.              Nature of Investment/Business:

3.              Amount to be invested/compensation to be received:

TO BE COMPLETED FOR OUTSIDE EMPLOYMENT(1)

1.              Duties in connection with the business:

2.              Will you have any position as a company officer or director?                                                                                                                             YES                                       NO

3.              Amount of time to be spent:

TO BE COMPLETED FOR OUTSIDE PRIVATE INVESTMENTS(2)

1.              Do you have any discretionary/trading authority over the funds being invested?                           YES                                       NO

(If “yes,” explain your authority in detail)

2.              Are any of the participants clients of Thomas Weisel Partners LLC?                                                                                        YES                                       NO

(If “yes,” explain your relationship to these clients)

3.              If this is an investment in a private company, has it been presented to                                                                                 YES                                       NO

Mark Fisher or Andrew Stone?

EMPLOYEE

SUPERVISOR APPROVAL

COMPLIANCE APPROVAL

Name:

Name:

Name

(Please Print)	(Please Print)	(Please Print)
Title:	Title:	Title:

Department:	Department	Signature:

Signature:

Signature:

Date:

(1) Outside activities must not interfere with your ability to perform your duties with us and must not be conducted on TWP premises.  Additionally, TWP stationary, equipment, and marketing materials must not be used in connection with any outside business.

(2) Any investment in a private company must be initially presented to Mark Fisher to determine whether TWP would be interested in participating in such investment.

2/1/2008